Exhibit 99.1

AEO Inc. Reports Second Quarter Fiscal 2025 Results

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Second quarter operating income of $103 million increased 2% on revenue of $1.28 billion, exceeding expectations
•
Year-to-date share repurchases total $231 million, reducing shares by 20 million, or approximately 10% of outstanding diluted shares
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Provides full year operating income guidance of $255 to $265 million

September 3, 2025 – PITTSBURGH – (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced financial results for the second quarter ended August 2, 2025.

“We were pleased to see an improvement in the business during the second quarter driven by higher demand, lower promotions and well-managed expenses, all of which exceeded our expectations,” said Jay Schottenstein, Executive Chairman of the Board and Chief Executive Officer, AEO Inc. “The actions we have taken to better align inventory and strengthen execution laid the groundwork for our results this quarter. Highlighted by Aerie’s top-line increase and better sell-throughs overall, we achieved our second highest enterprise revenues ever recorded for the second quarter.

”The fall season is off to a positive start. Fueled by stronger product offerings and the success of recent marketing campaigns with Sydney Sweeney and Travis Kelce, we have seen an uptick in customer awareness, engagement and comparable sales. We look forward to building on our progress and the continued strength of our iconic brands to drive higher profitability, long-term growth and shareholder value," he concluded.

Second Quarter 2025 Results:

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Total net revenue of $1.28 billion was down 1% to last year. Total comparable sales decreased 1%.
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Aerie comparable sales grew 3%. American Eagle comparable sales decreased 3%.
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Gross profit was $500 million and the gross margin of 38.9% expanded 30 basis points to last year.
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Merchandise margins increased 50 basis points, driven primarily by lower markdowns.
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Buying, Occupancy and Warehousing (BOW) expenses were flat to last year, deleveraging 20 basis points.

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Selling, general and administrative expense of $342 million decreased 1% and was in-line with last year as a percentage of sales. Lower compensation costs due to recent expense restructuring were partially offset by investments in advertising.
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Operating profit was $103 million, an increase of 2% to last year. Operating margin of 8.0% expanded 20 basis points to last year.
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Diluted earnings per share was $0.45, up 15% to last year. Average diluted shares outstanding were 172 million.

Inventory

Total ending inventory increased 8% to $718 million with units up 3%. The inventory cost increase largely reflected the impact of tariffs.

Shareholder Returns

During the second quarter, the company completed its $200 million accelerated share repurchase agreement (ASR), which in aggregate equated to the repurchase of approximately 18 million shares. Year-to-date, the company has completed $231 million in share repurchases, reducing shares by 20 million, roughly 10% of outstanding diluted shares.

The company also paid $21 million via its quarterly cash dividend of $0.125 per share, bringing year-to-date cash dividends to $43 million.

Capital Expenditures

Capital expenditures totaled $71 million in the second quarter, bringing year-to-date spend to $133 million. The company continues to expect 2025 capital expenditures to be approximately $275 million.

Outlook

The following outlook includes estimated tariffs based on the latest trade policies.

	Third Quarter 2025	Fourth Quarter 2025	Fiscal 2025
Comparable Sales	Up Low Single Digit	Up Low Single Digit	Approximately Flat
Gross Margin	Down YoY	Down YoY	Down YoY
SG&A	Dollars Up High Single Digit	Dollars Flat to Down Slight YoY	Dollars Up YoY
D&A	Approximately $54 million	Approximately $56 million	Approximately $217 million
Operating Income	$95 to $100 million	$125 to $130 million	$255 to $265 million on an adjusted basis*

Tax Rate	Approximately 25%	Approximately 25%	Approximately 25%
Weighted Average Share Count	Approximately 172 million	Approximately 172 million	Approximately 174 million

* Excludes impairment and restructuring charges of $17 million recorded in the First Quarter 2025, as disclosed in the Company's Form 10-Q filed on June 5, 2025.

Webcast and Supplemental Financial Information

Management will host a conference call today at 4:30 p.m. Eastern Time. To access the live webcast and audio replay, please click here. Additionally, a financial results presentation is posted in the Investor Relations section on AEO’s website, www.aeo-inc.com.

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer with a portfolio of beloved apparel brands including American Eagle, Aerie, OFFL/NE by Aerie, Todd Snyder and Unsubscribed. Rooted in optimism, inclusivity and authenticity, AEO’s brands empower every customer to celebrate their unique personal style by offering casual, comfortable, timeless outfitting and high-quality products that are made to last.

AEO Inc. operates stores in the United States, Canada and Mexico, with merchandise available in more than 30 countries through a global network of license partners. Additionally, the company operates a robust e-commerce business across its brands. For more information, visit aeo-inc.com.

Forward-Looking Non-GAAP Measures

Our outlook includes operating income presented on an adjusted or “non-GAAP” basis, which is a non-GAAP financial measure. Non-GAAP financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (GAAP) and are not necessarily comparable to similar measures presented by other companies. The company is not able to provide a quantitative reconciliation of forward-looking adjusted operating income to the most directly comparable forward-looking GAAP financial measure because the Company is unable to provide a meaningful or accurate reconciliation or estimation of certain reconciling items without unreasonable effort, due to the inherent difficulty in forecasting and quantifying measures that are necessary for such reconciliation.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent management’s expectations or beliefs concerning future events, including, without limitation, the results for third and fourth quarters and annual fiscal 2025. Words such as “outlook,” "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “may,” “potential,” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. All forward-looking statements made by the company are inherently uncertain because they are based on assumptions and expectations concerning future events and are subject to change based on many important factors, some of which may be beyond the company’s control. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended February 1, 2025 and in any other filings that we may make with the Securities and Exchange Commission, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate fluctuations in customer demand and respond to changing consumer preferences and fashion trends and to manage our inventory commensurately; the seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic or attract customers to our stores; our inability to respond to changes in e-commerce and leverage omni-channel capabilities; our inability to execute on our key business priorities; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; the impact that import tariffs and other trade restrictions imposed by the U.S., China or other countries have had, and may continue to have, on our product costs, as well as continued uncertainties with tariffs and other trade restrictions; the possibility that product costs may be affected by other foreign trade issues, such as currency exchange rate fluctuations, increasing prices for raw materials, supply chain issues, political instability or other reasons; challenges with information technology systems, including safeguarding against security breaches; changes to U.S. or other countries' trade policies and tariff and import/export regulations, including, without limitation, uncertainty with respect to the U.S./China trade agreement; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

The use of the “company,” “AEO,” “we,” "us," and “our” in this release refers to American Eagle Outfitters, Inc.

CONTACT

Line Media

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(In thousands)	August 2, 2025	August 3, 2024
Assets
Current assets:
Cash and cash equivalents	$126,780	$191,837
Merchandise inventory	718,337	663,659
Accounts receivable, net	237,355	231,750
Prepaid expenses	167,295	136,787
Other current assets	21,335	24,412
Total current assets	1,271,102	1,248,445
Operating lease right-of-use assets	1,604,457	1,153,354
Property and equipment, at cost, net of accumulated depreciation	773,872	722,193
Goodwill, net	225,231	225,213
Non-current deferred income taxes	48,322	87,245
Intangible assets, net	40,674	44,241
Other assets	97,374	59,625
Total assets	$4,061,032	$3,540,316
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$247,578	$259,734
Current portion of operating lease liabilities	321,334	307,570
Accrued compensation and payroll taxes	49,534	55,441
Unredeemed gift cards and gift certificates	57,376	51,791
Accrued income and other taxes	30,631	41,631
Other current liabilities and accrued expenses	76,932	78,219
Total current liabilities	783,385	794,386
Non-current liabilities:
Non-current operating lease liabilities	1,473,119	1,015,455
Long-term debt, net	203,000	—
Other non-current liabilities	56,918	36,109
Total non-current liabilities	1,733,037	1,051,564
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	372,826	353,608
Accumulated other comprehensive loss	(34,646)	(39,271)
Retained earnings	2,416,980	2,320,348
Treasury stock	(1,213,046)	(942,815)
Total stockholders’ equity	1,544,610	1,694,366
Total liabilities and stockholders’ equity	$4,061,032	$3,540,316

Current Ratio	1.62	1.57

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)
	13 Weeks Ended
	August 2, 2025		August 3, 2024
	(In thousands)	(Percentage of revenue)	(In thousands)	(Percentage of revenue)
Total net revenue	$1,283,675	100.0%	$1,291,058	100.0%
Cost of sales, including certain buying, occupancy and warehouse expenses	783,713	61.1	792,162	61.4
Gross profit	499,962	38.9	498,896	38.6
Selling, general and administrative expenses	342,211	26.7	345,313	26.7
Depreciation and amortization expense	54,666	4.2	52,474	4.1
Operating income	$103,085	8.0	$101,109	7.8
Interest expense (income), net	1,919	0.1	(730)	(0.1)
Other (income), net	(172)	(0.0)	(1,715)	(0.1)
Income before income taxes	$101,338	7.9	$103,554	8.0
Provision for income taxes	23,705	1.9	26,290	2.0
Net income	$77,633	6.0%	$77,264	6.0%

Basic net income per common share	$0.45		$0.40
Diluted net income per common share	$0.45		$0.39

Weighted average common shares outstanding - basic	170,756		193,661
Weighted average common shares outstanding - diluted	171,659		197,757

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)
	26 Weeks Ended
	August 2, 2025		August 3, 2024
	(In thousands)	(Percentage of revenue)	(In thousands)	(Percentage of revenue)
Total net revenue	$2,373,275	100.0%	$2,434,925	100.0%
Cost of sales, including certain buying, occupancy and warehouse expenses	1,550,892	65.3	1,471,791	60.5
Gross profit	822,383	34.7	963,134	39.5
Selling, general and administrative expenses	680,998	28.7	678,806	27.9
Impairment and restructuring charges	17,119	0.7	—	0.0
Depreciation and amortization expense	106,363	4.5	105,384	4.3
Operating income	$17,903	0.8	$178,944	7.3
Interest expense (income), net	1,700	0.1	(4,168)	(0.2)
Other (income), net	(523)	(0.0)	(3,111)	(0.1)
Income before income taxes	$16,726	0.7	$186,223	7.6
Provision for income taxes	3,992	0.2	41,209	1.6
Net income	$12,734	0.5%	$145,014	6.0%

Basic net income per common share	$0.07		$0.74
Diluted net income per common share	$0.07		$0.73

Weighted average common shares outstanding - basic	175,156		195,048
Weighted average common shares outstanding - diluted	176,482		199,406

AMERICAN EAGLE OUTFITTERS, INC.
NET REVENUE BY SEGMENT
(unaudited)
	13 Weeks Ended		26 Weeks Ended
(In thousands)	August 2, 2025	August 3, 2024	August 2, 2025	August 3, 2024
Net Revenue:
American Eagle	$800,406	$827,638	$1,494,271	$1,552,382
Aerie	429,084	415,646	788,872	788,298
Other	61,523	57,457	105,494	112,441
Intersegment Elimination	(7,338)	(9,683)	(15,362)	(18,196)
Total Net Revenue	$1,283,675	$1,291,058	$2,373,275	$2,434,925

AMERICAN EAGLE OUTFITTERS, INC.
STORE INFORMATION
(unaudited)
	13 Weeks Ended	26 Weeks Ended
	August 2, 2025	August 2, 2025
Consolidated stores at beginning of period	1,176	1,172
Consolidated stores opened during the period
AE Brand (1)	2	3
Aerie (incl. OFFL/NE) (2)	6	9
Todd Snyder	3	4
Unsubscribed	1	2
Consolidated stores closed during the period
AE Brand (1)	(1)	(1)
Aerie (incl. OFFL/NE) (2)	(2)	(4)
Unsubscribed	—	—
Total consolidated stores at end of period	1,185	1,185

Stores by Brand
AE Brand (1)	829
Aerie (incl. OFFL/NE) (2)	325
Todd Snyder	23
Unsubscribed	8
Total consolidated stores at end of period	1,185

Total gross square footage at end of period (in '000)	7,266	7,266

International license locations at end of period (3)	365	365

(1) AE Brand includes AE stand alone locations, AE/Aerie side-by side locations, AE/OFFL/NE side-by-side locations, and AE/Aerie/OFFL/NE side-by-side locations.
(2) Aerie (incl. OFFL/NE) includes Aerie stand alone locations, OFFL/NE stand alone locations, and Aerie/OFFL/NE side-by-side locations.
(3) International license locations (retail stores and concessions) are not included in the consolidated store data or the total gross square footage calculation.